EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
The India Fund, Inc. (the "Fund") held its annual shareholders meeting on April 20, 2001. At this meeting, shareholders elected each of the nominees proposed for election to the Fund's Board of Directors and approved a new country advisory agreement between Advantage Advisers, Inc. and Advantage India, Inc. The following tables provide information concerning the matters voted on at the meeting:

I. ELECTION OF DIRECTORS

NOMINEE                     VOTES          VOTES        TOTAL VOTING
                             FOR         ABSTAINED         SHARES

Sir Rene Maingard        17,368,191      2,112,834       19,481,025
Bryan McKigney           16,122,607      3,358,418       19,481,025
Howard M. Singer         16,121,717      3,359,308       19,481,025

At June 30, 2001, in addition to Sir Rene Maingard, Bryan
McKigney, and Howard M. Singer the other directors of the Fund were as follows:

Charles F. Barber
Leslie H. Gelb
Luis Rubio
Jeswald W. Salacuse
Gabriel Seeyave

II. APPROVAL OF A NEW COUNTRY ADVISORY AGREEMENT BETWEEN
ADVANTAGE ADVISERS, INC. AND ADVANTAGE INDIA, INC.

VOTES             VOTES            VOTES          TOTAL VOTING
 FOR             AGAINST         ABSTAINED           SHARES

16,062,196      3,281,367         137,462          19,481,025